EXHIBIT (a)(2)

                       State of Delaware
                Office of the Secretary of State

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF BUSINESS TRUST REGISTRATION OF "ELMS TRUST", FILED IN THIS OFFICE ON THE SIXTH DAY OF FEBRUARY,
A.D. 1997, AT 4:30 O'CLOCK P.M.

                             [Seal]

                              /s/  Edward J. Freel
                              -----------------------------------
                              Edward J. Freel, Secretary of State


2715649  8100                      Authentication:     8321057
971041405                          Date:               02-07-97


               CERTIFICATE OF TRUST OF ELMS TRUST

          This Certificate of Trust of ELMS Trust (the "Trust"), dated February 6, 1997, is being duly executed and filed by Donald A. Wagner, as trustee, to form a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801, et seq).

          1. Name. The name of the business trust formed hereby is ELMS Trust.

          2. Registered Office; Registered Agent. The business address of the registered office of the Trust in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the Trust's registered agent at such address is The Corporation Trust Company.

          3. Effective Date. This Certificate of Trust shall be effective upon the date and time of filing.

          4.   The trust is to be registered under the Investment
Company Act of 1940, as amended, prior to the issuance of beneficial interests in the Trust.

          IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has executed this Certificate of Trust as of the date first above written.


                              /s/ Donald A. Wagner
                              ----------------------------------
                              Donald A. Wagner,
                              as Sole Trustee